UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 20, 2015

GLOWPOINT, INC.
(Exact name of registrant as specified in its charter)

Delaware	25940	77-0312442
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

1776 Lincoln Street, Suite 1300 Denver, Colorado		80203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (303) 640-3838

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On March 20, 2015, Glowpoint, Inc. (the “Company”) and MLV & Co. LLC (“MLV”) mutually agreed to terminate that certain At Market Issuance Sales Agreement dated September 16, 2014 by and between Glowpoint and MLV (the “Sales Agreement”). Under the Sales Agreement, the Company had the right to issue and sell shares of its common stock having an aggregate offering price of up to $8 million from time to time, at its option, through MLV as sales agent.

The Company sold approximately 342,000 shares of common stock under the Sales Agreement for gross proceeds of approximately $435,000. The Company has decided to terminate the Sales Agreement because it does not intend to utilize the Sales Agreement to raise additional capital. The Company will not incur any termination penalties as a result of its termination of the Sales Agreement.

A description of the terms and conditions of the Sales Agreement is set forth in the Company’s current report on Form 8-K filed on September 16, 2014 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2015

GLOWPOINT, INC.

	By:	/s/ David C. Clark
David C. Clark
Chief Financial Officer